EXHIBIT 10.12

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST.  COPIES OF THE EXHIBITS CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH ”” [***]”.

TISSUE PROCUREMENT, PROCESSING AND SUPPLY AGREEMENT

Entered into this 1st day of October, 2007

Between

AlloSource
6278 S. Troy Circle
Centennial, Colorado 80111

And

Tutogen Medical (US), Inc.
 13709 Progress Blvd.
 Alachua, Florida 32615

TISSUE PROCUREMENT, PROCESSING AND SUPPLY AGREEMENT

This TISSUE PROCUREMENT, PROCESSING AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into by and between AlloSource, (“AlloSource”), an Illinois not-for-profit corporation, with offices located at 6278 S. Troy Circle, Centennial, CO 80111, and Tutogen Medical (US), Inc. (“Tutogen”), a Florida corporation, with offices located at 13709 Progress Blvd. Box 19, Alachua, FL  32615, (collectively, the “Parties” and each individually, a “Party”) as of this 1st day of October 2007 (the “Effective Date”).

WHEREAS, Tutogen and AlloSource have entered into that certain Amended and Restated Tissue Recovery Agreement dated October 10, 2005 (the “Recovery Agreement”), whereby AlloSource supplies human tissue to Tutogen for further processing and distribution for the treatment of human patients, and

WHEREAS, the Parties desire to supersede the Recovery Agreement with this Agreement to amend and restate the rights and obligations of the Parties.

WHEREAS, AlloSource provides services related to the screening, recovery, serological testing, and processing of human tissues for transplantation; and

WHEREAS, AlloSource and Tutogen, in recognition of the need for and benefits that result from the availability of tissue for transplantation, desire to cooperate with each other in the provision of tissue and allografts for transplantation; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions:

Unless otherwise stated in this Agreement:

1.1.
“Allografts” shall mean those grafts described on Exhibit B, collectively or individually as the case may be. The term “Allografts” shall not include any allografts that are developed by AlloSource, solely or jointly with a third-party or those allografts processed, marketed or distributed by AlloSource in accordance with Section 4.3 hereof.

1.2.
"Donor" shall mean a human, cadaveric Tissue donor that is the source of Tissue for transplantation, in accordance with agreed upon and established medical criteria and procedures and the Donor Acceptance Criteria described in Exhibit E.

1.3.
“Processed Tissue” shall mean human musculoskeletal tissues (soft tissue and bone), after debridement, sectioning, and medical and serological clearance, provided by AlloSource for further processing and distribution by Tutogen, as further described in Exhibit C.

1.4.	“Products” shall mean Tissue, Processed Tissue and Allografts.

1.5.	"Tissue" shall mean human musculoskeletal tissues (soft tissue and bone) recovered by AlloSource for Tutogen which meet the Acceptance Criteria described in Exhibit C.

2.	Term and Termination:

2.1.	Term. This Agreement shall commence on the Effective Date and continue in full force and effect for five (5) years (“Initial Term”).

2.2.
Renewal. At least sixty (60) days prior to the twenty-seven (27) month anniversary of the Effective Date (the “Negotiation Deadline”), the Parties shall meet and negotiate in good faith the renewal terms and conditions of this Agreement.

2.3.
Partial Termination. AlloSource may suspend the performance of its obligations under this Agreement for a period of sixty (60) days if it reasonably determines that the performance of its obligations under this Agreement could (i) jeopardize its status as a tax-exempt organization under Section 501 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) result in “unrelated business taxable income,” as defined in Section 512 of the Code, (iii) result in a default under AlloSource’s tax-exempt bonds (the “Bonds”) or (iv) result in a violation of the National Organ Transplant Act (42 U.S.C., Section 274(e)).  During such 60-day suspension period, the Parties will negotiate in good faith in an attempt to amend this Agreement such that AlloSource’s performance will not (i) jeopardize its tax-exempt status, (ii) result in unrelated business taxable income, (iii) result in a default under the Bonds or (iv) result in a violation of the National Organ Transplant Act.  If, after not less than sixty (60) days, AlloSource reasonably determines that AlloSource’s performance hereunder could jeopardize its status as a tax-exempt organization under Section 501 of the Code, result in unrelated business taxable income, result in a default under the Bonds, or result in a violation of the National Organ Transplant Act, AlloSource may immediately terminate this Agreement without penalty.

2.4.
AlloSource Termination.  AlloSource may immediately terminate this Agreement by written notice if payments due AlloSource, in accordance with Section 6 of this Agreement, are past due for more than thirty (30) days.

2.5.	Termination. This Agreement may further be terminated as follows:

2.5.1.
At any time, by either party, in the event the other Party files any petition for bankruptcy or similar proceeding or, if the other Party has a petition for bankruptcy or similar proceeding filed against it and such proceeding continues unstayed for sixty (60) days after the filing thereof;

2.5.2.
At any time, by either Party, in the event a Force Majeure circumstance, as defined in Section 18 hereof, prevents the other Party from performing for a period of more than ninety (90) consecutive days;

2.5.3.
Upon thirty (30) days written notice by either Party, in the event the other Party receives notification from an applicable regulatory body or court of competent jurisdiction, that it is not in compliance with any applicable federal, state, or local law or regulation and fails to cure such noncompliance, to the satisfaction of the applicable regulatory body within ninety (90) days of such notification; or

2.5.4.
Upon thirty (30) days written notice by either Party, in the event the other Party materially breaches any representation, warranty, covenant or obligation under this Agreement and fails to cure such breach to the satisfaction of the other Party within ninety (90) days following receipt of written notice of such breach from the other Party.

2.6.
Effect of Termination.  After either Party provides written notice of its intent to terminate this Agreement to the other Party, the Parties shall continue to perform their respective obligations hereunder until the effective date of such termination.  Upon termination of this Agreement, AlloSource shall supply Products to Tutogen, pursuant to this Agreement, in accordance with pending orders submitted to AlloSource prior to the effective date of termination and Tutogen shall pay the applicable fees in accordance with the terms and conditions of this Agreement.

3.	Responsibilities and Obligations:

3.1.	Supply of Tissue and Processed Tissue

3.1.1.
Tutogen shall order and AlloSource shall make commercially reasonable efforts to procure for and supply to Tutogen Tissue and Processed Tissue as defined in the Tissue Acceptance Criteria (Exhibit C) and as specified in the Tissue and Allograft Requirements (Exhibit A), pursuant to Tutogen’s orders in accordance with Section 3.3 below.

3.1.2.	Tutogen agrees to accept Tissue and Processed Tissue from AlloSource that have been recovered in accordance with the applicable criteria set forth in section 3.1.1 above.

3.1.3.
AlloSource reserves the right to procure, process and supply Tissue, Processed Tissue and similar products to third parties.  AlloSource will consider the fulfillment of Tutogen requirements on an equal priority basis with all other AlloSource customers which did not have an agreement with AlloSource prior to October 10, 2005.

3.2.	Supply of Allografts

3.2.1.	Tutogen has supplied AlloSource with Allograft designs, which AlloSource shall treat as confidential, in accordance with the provisions of Section 7.

3.2.2.	In accordance with Tutogen’s Allograft designs, AlloSource has developed Allograft Specifications, which have been approved by Tutogen and which are set forth in Exhibit B.

3.2.3.
AlloSource shall use commercially reasonable efforts to commence production of the Allografts within thirty (30) days of the Effective Date of this Agreement. AlloSource shall promptly notify Tutogen if AlloSource determines that, despite its commercially reasonable efforts, it is unable to timely fabricate, process and package the Allografts in conformance with the Allograft Specifications.

3.2.4.
AlloSource shall use commercially reasonable efforts to process, package and supply Allografts in accordance with the requirements shown in Exhibit B and with the orders of Tutogen that have been accepted by AlloSource.

3.3.	Forecasts and Orders

3.3.1
In accordance with the requirements set forth in Exhibit A, at least ten (10) days prior to the first day of each calendar quarter during the Initial Term and any renewal term, Tutogen shall provide AlloSource with a written non-binding forecast as to Tutogen’s estimated requirements of Products for each of the following twelve (12) calendar months, the first three (3) months of which shall be binding.  On or before the first day of each month, Tutogen shall issue binding orders for such month for the quantities of Products set forth in such forecast.  AlloSource shall have five (5) business days to notify Tutogen of rejection of such binding order and reason for such rejection.  If no notice of rejection is given within such five (5) business day period, the binding order shall be considered accepted by AlloSource.  AlloSource shall make reasonable business efforts to fill such binding orders within thirty (30) days, but no later than ninety (90) days of such binding orders.  If AlloSource fails to fill a binding order that was accepted by AlloSource within ninety (90) days of the date of such binding order, then Tutogen may cancel such binding order and may fill such order from another source.

3.3.2
In the event that Tutogen does not place and accept orders for Products in accordance with the minimum monthly requirements specified in Exhibit A, Tutogen shall be required to pay AlloSource the reimbursement fees, in accordance with Section 6 below, for the minimum monthly requirements less the number of Products which are ordered and accepted by Tutogen.

3.3.3
AlloSource may supply and Tutogen shall accept from AlloSource Tissues, Processed Tissues and Allografts in an amount equal to or up to ten percent (10%) greater than the quantities set forth in Exhibit A hereto and set forth in each binding order (or such higher quantity if mutually agreed in writing).

3.3.4	AlloSource shall ship Products to Tutogen at the following address:

Tutogen Medical, Inc.
13709 Progress Blvd., Box 19
South Wing
Alachua, FL 32615

3.3.5	Tutogen shall be responsible for expenses associated with the shipment of Products from AlloSource to Tutogen. Risk of loss and title to such Products shall pass to Tutogen upon shipment.

3.3.6
EXCEPT AS SET FORTH HEREIN, ALLOSOURCE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

4.	Distribution:

4.1	Tutogen shall have the right to process all Tissue and Processed Tissue for distribution and to further process and distribute all Allografts supplied by AlloSource under this Agreement.

4.2
Products supplied to Tutogen shall be packaged and labeled by AlloSource in accordance with all applicable laws and regulations.  Tutogen shall be solely responsible for the content of all final product labeling.  No identifying information of AlloSource, including, without limitation, the name AlloSource or any proprietary mark of AlloSource, shall appear on the label or documentation of the Products unless required by law.

4.3
Tutogen acknowledges and agrees that AlloSource has in the past and shall be permitted currently and in the future to distribute tissue and allografts that are similar to or substantially the same as the Products in the same and different territories as Tutogen.  Notwithstanding anything to the contrary in this Agreement, Tutogen agrees that AlloSource has the right to directly or indirectly recover, process, market, distribute and perform research utilizing any and all tissue and allografts worldwide.  The Parties acknowledge and agree that AlloSource may continue to process human bone and tissue to produce tissue and allografts under any other agreements or arrangements AlloSource has now or in the future and that the provision of such tissue, bone and allografts may adversely affect AlloSource’s ability to meet its requirements under this Agreement.  AlloSource will use reasonable business efforts to mitigate such a situation and supply as much of the ordered Tissue and Processed Tissue as possible.

5.	Regulatory Compliance:

5.1.
AlloSource shall maintain Donor specific information (including information supplied to Tutogen) in accordance with AlloSource specifications and all applicable laws and regulations.  This responsibility shall survive the expiration or termination of this Agreement for a period of ten (10) years beyond the date of distribution, date of transplantation (if known), date of disposition, or date of expiration of the Products (whichever is longer) or longer if required by applicable federal, state and local laws or regulations.  Information shall include such records as may be appropriate and necessary to assure that the identification and notification of recipients of Products provided under this Agreement may occur, in the event that it becomes necessary and appropriate to make such identification and notification.

5.2.	Both Parties agree to comply with all applicable federal, state and local standards, laws and regulations, such as the AATB Standards for Tissue Banking and FDA regulatory requirements.

5.3.
Tutogen shall obtain at its expense all regulatory approval of the FDA or other authority necessary or required for the manufacture and distribution of Products.  Tutogen shall be the sole and exclusive owner of all regulatory approvals in the United States necessary or required for the manufacture and distribution of Products.

5.4.
Each Party is obligated to notify the other Party, within ten (10) calendar days, of receipt of any written notification from the AATB, U.S. FDA or other applicable regulatory body of a failure to comply with any applicable standards or requirements.  Failure to provide such notification may result in termination of this Agreement as indicated in Section 2.5.3.

5.5.
Tutogen shall be responsible for maintaining traceability for all Products provided by AlloSource and distributed by Tutogen. Tracking records shall be maintained by Tutogen in accordance with applicable AATB and U.S. FDA standards and regulations.  Tutogen shall promptly notify AlloSource of any product complaint or adverse event alleging serious patient injury or risk that is associated with Products provided to Tutogen by AlloSource.  Such notification shall include necessary tracking data, on a per Donor basis, for all implicated Products recovered by AlloSource and shipped to Tutogen.

5.6.
Both Parties reserve the right to conduct reasonable, periodic audits of the other Party’s operations to assess compliance with AATB, FDA, or other regulatory agency requirements. Such audits shall be scheduled in advance and shall be performed at a date and time convenient to the audited Party.  Results of all audits will be provided to the audited Party within thirty (30) days following completion of the audit and may include recommendations for improvement.  Results of such audits will be considered confidential in nature and will not be released to any third party without the prior written consent of the other Party.

5.6.1.
In connection with an audit, without limitation, AlloSource shall permit Tutogen, or any authorized agent of Tutogen, to review recovery data maintained by AlloSource.  The audited data shall be limited to those records and standard operating procedures pertaining to the Tissue recovered for Tutogen.

5.6.2.
In connection with an audit, without limitation, Tutogen shall permit AlloSource, or any authorized agent of AlloSource, to review product traceability data for Products provided by AlloSource. The audited data shall be limited to those records and standard operating procedures pertaining to the Products provided by AlloSource to Tutogen or needed for an Allograft.

5.7.
Policies and Procedures.  Each Party shall have coordinated policies and procedures for handling Products covered by this Agreement, including, but not limited to: (i) customer complaints; (ii) the reporting and investigation of errors or adverse events that may affect the safety, purity, or potency of a Product; (iii) implementation of corrective and preventive action; (iv) Product process investigations; and (v) Product recalls. These procedures shall outline notification timelines that are consistent with all applicable laws and regulations.  Upon written request a Party shall make such policies and procedures available to the other Party for review and comment. In accordance with Section 7 of this agreement, the receiving Party shall treat all such policies and procedures as confidential.

5.8.
Complaints.  Tutogen and AlloSource shall each provide the other with written notification of any formal complaint or adverse event alleging serious patient injury or risk related to Products supplied by AlloSource to Tutogen, or any product incorporating such Products, within five (5) working days of the Party’s receipt of notification of such complaint or adverse event.  Each Party agrees to provide reasonable assistance and cooperation to the other Party in the investigation and resolution of any such complaint or adverse event; provided that, Tutogen shall have final authority over all decisions concerning products that it manufactured from the Tissue, Processed Tissue or Allografts in question and responsibility for all communication with any third party related to such products.

5.9.
Product Recalls. In the event either Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Products, or any product incorporating such Tissue or Processed Tissue  (a “Recall”), Tutogen and AlloSource shall consult with each other as to how best to proceed.  It is understood and agreed that the final decision relative to any Recall of product(s) manufactured by Tutogen shall be made by Tutogen and the final decision as to any Recall of Products provided by AlloSource shall be made by AlloSource; provided, however, that either Party shall not be prohibited hereunder from taking any action that it feels may be necessary in order to comply with applicable laws or regulations, or, in its opinion, to maintain its reputation in the industry.  In the event of a product or Product recall, the following shall apply:

5.9.1.
If a recall is due solely to negligence, error, omission or action on the part of Tutogen, then Tutogen shall bear the entire cost associated with such recall, including the costs incurred by AlloSource. Such AlloSource expenses shall be itemized and provided to Tutogen for payment or credit issuance.

5.9.2.
If a recall is due solely to negligence, error, omission or action on the part of AlloSource, then AlloSource shall bear the entire cost associated with such recall, including the costs incurred by Tutogen.  Such Tutogen expenses shall be itemized and provided to AlloSource for payment or credit issuance.

5.9.3.	In all other cases, the cost associated with a recall shall be borne in proportion to the negligence, error, omission or action of each Party that resulted in the Recall.

6.	Fees and Payments:

Tutogen shall reimburse AlloSource for Products ordered by Tutogen as indicated in Exhibit D (Reimbursement Fee Schedule).  The reimbursement fee is limited to costs associated with obtaining, handling and providing such Products; there is no charge associated with the Tissue itself, which is donated.  The Reimbursement Fee is due and payable to AlloSource within thirty (30) days following receipt of invoice.  Tutogen may withhold payment of any amounts that it has notified AlloSource in writing are in dispute, pending resolution by both Parties. Any amounts past due (other than amounts subject to a bona fide dispute) shall accrue interest at a rate of the lesser of one and one-half percent (1.5%) per month or the maximum rate allowed by law.

7.	Confidentiality:

Each Party shall ensure the confidentiality of the other Party’s Confidential Information it receives by taking substantially the same precautions as it does with its own Confidential Information, but not less than a reasonable standard of care.  Neither Party shall, during the period of this Agreement and for three (3) years thereafter, use the other Party’s Confidential Information for any purpose other than to carry out its obligations hereunder.  The obligations of confidentiality shall not apply to information that the receiving Party is required by applicable laws to disclose; provided, however, that the receiving Party shall so notify the disclosing Party of its intent to disclose and cooperate with the non-disclosing Party at the non-disclosing Party’s expense on reasonable measures to protect the confidentiality of the non-disclosing Party’s Confidential Information.  Each Party may disclose Confidential Information received pursuant to this Agreement to its directors, officers, employees, consultants, attorneys and accountants provided that such persons and entities are obligated to hold the Confidential Information in confidence in accordance with restrictions and procedures no less stringent than provided for herein.  The Parties hereto understand and agree that this Section 7 is reasonable and necessary to protect AlloSource’s and Tutogen’s respective business interests.  The Parties further agree that the other may suffer irreparable harm from a breach of this Section 7.  Thus, in addition to any other rights or remedies, all of which shall be deemed cumulative, a Party shall be entitled to pursue injunctive relief to enforce the terms of this Section 7.  For purposes of this Section, “Confidential Information” means information, which is disclosed by a Party to the other Party in whatever media, and is marked, identified or otherwise acknowledged to be confidential at the time of disclosure; provided that information shall not be deemed “Confidential Information” which is (a) publicly known, through no fault of the other party, (b) received by the other party from a source having the right to disclose such information, (c) known by the other party prior to disclosure of such information, or (d) independently developed by the other party without use of the disclosing party’s information.

8.	Notices:

Required notices to be given under this Agreement shall be deemed duly administered upon personal delivery or receipt by certified mail, return receipt requested and addressed as follows:

Tutogen:                           CLAUDE PERING
                                                           TUTOGEN MEDICAL (US), INC.
                                                           13709 PROGRESS BOULEVARD
           SOUTH WING
           ALACHUA, FLORIDA 32615

AlloSource:

           KEVIN CMUNT
                                                           ALLOSOURCE
                                                           6278 S. TROY CIRCLE
                                                           CENTENNIAL, CO 80111

Or such other person or address as either Party may designate in writing.

9.	Entire Agreement:

This Agreement sets forth the entire agreement between the Parties.  Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement and not expressly set forth in this Agreement are of no force or effect.  This Agreement specifically supersedes the Recovery Agreement, which is hereby terminated as of the Effective Date of this Agreement.

10.	Modification:

This Agreement, or any part or section of it, may not be amended or modified except by the mutual written consent of both Parties.

11.	Applicable Law:

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

12.	Waiver:

Waiver of a breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or a different provision of this Agreement.

13.	Severability:

The individual provisions of this Agreement shall be severable and, if a court of competent jurisdiction holds any provision(s) of this Agreement to be in violation of any applicable law, the remaining provisions shall remain in full force and effect.

14.	Assignability:

This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.  This Agreement and all rights under it shall not be assignable by either Party without the prior written consent of the other, provided that AlloSource may assign this Agreement in whole or in part to a subsidiary or affiliate of AlloSource without the prior written consent of Tutogen.

15.	Indemnification:

Tutogen agrees to indemnify, defend and hold harmless, AlloSource, its officers, directors, employees, subsidiaries, agents and affiliates from and against any and all claims, liability and expenses, including reasonable attorneys’ and experts’ fees and costs, which arise as a result of (i) Tutogen’s negligence or willful misconduct, (ii) Tutogen’s processing, labeling, packaging or distribution of allografts produced from Tissue or Processed Tissue shipped to Tutogen by AlloSource under this Agreement, (iii) any breach of this Agreement by Tutogen, (iv) the distribution of Allografts by Tutogen, (v) the Allograft Specifications attached hereto as Exhibit B, or (vi) any actual or alleged infringement of any patent or other property right relating to any actual or apparent intellectual property of Tutogen, including, without limitation, the methods of processing the Tissues or producing the Allografts.  AlloSource agrees to indemnify, defend and hold harmless, Tutogen, its officers, directors, employees, subsidiaries, agents and affiliates from and against any and all claims, liability and expenses, including reasonable attorneys’ and experts’ fees and costs, which arise as a result of (i) AlloSource’s negligence or willful misconduct, (ii) any breach of this Agreement by AlloSource (iii) non-compliance with the Allograft Specifications set forth in Exhibit B or (iv) any actual or alleged infringement of any patent or other property right relating to any actual or apparent intellectual property of AlloSource, including, without limitation, the methods of processing the Tissues or producing the Allografts.

16.	Insurance:

Each Party agrees to procure and maintain in full force and effect during the term of this Agreement, at its sole cost and expense, general and professional liability and product liability insurance in amounts of not less than $5,000,000 per incident and $5,000,000 annual aggregate, which insurance shall be written on a “occurrence” basis policy form, with a reputable insurance carrier and name the other Party as an additional insured.  Each Party shall, on request, provide to the other Party a copy of a certificate of coverage or other written evidence reasonably satisfactory to such requesting Party of such insurance coverage.

17.	Limitation of Liability:

In no event shall either Party be liable, whether as a result of contractual breach, tort or otherwise, to the other Party for any consequential, special, or incidental damages incurred by such other Party, including but not limited to injury to goodwill, or indirect or speculative lost profits unless such liability results from the gross negligence or willful misconduct of the other Party.  The foregoing Limitation of Liability shall not apply to the Parties’ respective confidentiality obligations hereunder or to the Parties’ indemnification obligations regarding infringement of third party intellectual property rights.

18.	Force Majeure:

In the event that one Party fails to perform any obligation under this Agreement as a result of a strike, lockout or other labor difficulty, fire, explosion, flood, earthquake, embargo, act of war, terrorism, Act of God, regulation or restriction of Government or law, failure of suppliers, public utilities or common carrier or any other occurrence or circumstances beyond the reasonable control of such Party (“Force Majeure”), that Party shall not be liable in damages or otherwise for failure to perform its obligations hereunder and, in addition, such failure shall constitute grounds for the other Party to terminate this Agreement only if such Force Majeure event prevents the other Party from performing its obligations under this Agreement for more than ninety (90) consecutive days.  In the event of a protracted strike, lockout or other labor difficulty, lasting for six (6) months or longer, AlloSource or Tutogen may elect to terminate this Agreement immediately by providing written notice to the other Party.  Both Parties hereby agree that each will use reasonable business efforts to remedy a Force Majeure event.

19.	Intellectual Property:

Tutogen is the sole and exclusive owner of all right, title and interest in and to its products and in all of Tutogen’s patents, trademarks, inventions, copyrights, know-how, and trade secrets.  Tutogen does not grant AlloSource any right to use such patents, trademarks, inventions, copyrights, know-how and trade secrets except as set forth herein.  To the best of its knowledge, Tutogen represents and warrants that its patents, trademarks, inventions, copyrights, know-how, and trade secrets do not infringe any property right of any third party.  AlloSource is the sole and exclusive owner of all right, title and interest in and to its products and in all of AlloSource’s patents, trademarks, inventions, copyrights, know-how and trade secrets.  AlloSource does not grant Tutogen any right to use such patents, trademarks, inventions, copyrights, know-how and trade secrets.  To the best of its knowledge, AlloSource represents and warrants that its patents, trademarks, inventions, copyrights, know-how, and trade secrets do not infringe any property right of any third party.  Tutogen and AlloSource each shall have the right, in its sole discretion and at its own expense, to control the preparation, prosecution, and maintenance of patent applications and patents covering only its own intellectual property, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to such patent applications and patent prosecution.

20.	Independent Contractors:

The relationship between AlloSource and Tutogen, established by this Agreement, is that of independent contractors.  Neither Party shall have authority to conclude contracts or otherwise to act for or bind the other Party in any manner, whatsoever, as agent or otherwise.

21.	Representations and Warranties:

Each of the Parties represents and warrants that (i) it is fully authorized to enter into this Agreement; (ii) its entering into and performance under this Agreement does not violate or breach its Certificate of Incorporation or corporate bylaws or any agreement or contract to which it is a party; (iii) there is no claim, demand, action, suit, proceeding or investigation pending or currently threatened against it or any of its affiliates involving or relating to any tissues or products of Tutogen incorporating tissues, or which, if adversely determined, would restrict it from entering into this Agreement and carrying out its obligations under this Agreement; and (iv) it has no legal obligations which would prevent this Agreement from being fully implemented in accordance with its terms.

22.	Disposal of Tissues:

If Products provided under this Agreement are deemed by Tutogen as not acceptable for transplantation, Tutogen shall provide written notice to AlloSource of the reason for unacceptability. AlloSource shall either require return of Tissue to AlloSource or authorize Tutogen to dispose of the Tissue in accordance with applicable laws and regulations. Tutogen shall provide to AlloSource a disposition record for each such Tissue that is discarded and, at Tutogen’s request, AlloSource will issue credit memos, where appropriate.  Notwithstanding the foregoing, Tutogen shall pay for all Products delivered by AlloSource pursuant to this Agreement unless such Product fails to substantially comply with the Allograft Specifications attached as Exhibit B or the Tissue Acceptance Criteria attached as Exhibit C.

23.	Signatures and Counterparts:

Signatures of the Parties may be transmitted via facsimile and this Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same document.

24.	Survival:

The covenants contained in Sections 2.6, 4, 5.1, 5.4, 5.5, 5.7, 5.8, 5.9 7, 8, 11, 15, 17, 19 and 22 shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

ATTEST:                                                                                                                         TUTOGEN MEDICAL (US), INC.

______________________________                                                                     By: ______________________________________
Date                                                                         CLAUDE PERING                                                DATE
                                    CHIEF OPERATING OFFICER

ATTEST:                                                                                                                          ALLOSOURCE:

______________________________                                                                     By:_______________________________________
                                                          Date                                                                         J. KEVIN CMUNT                                                DATE
                                    EXECUTIVE VICE PRESIDENT

TUTOGEN MEDICAL (US), INC. – ALLOSOURCE
EXHIBITS

A.	Tissue and Allograft Requirements

B.	Allograft Specifications

C.	Tissue Acceptance Criteria

D.	Reimbursement Fee Schedule

E.	Donor Acceptance Criteria

EXHIBIT A

TISSUE AND ALLOGRAFT REQUIREMENTS
[***]

. EXHIBIT B

ALLOGRAFT SPECIFICATIONS
[***]

EXHIBIT C

TISSUE ACCEPTANCE CRITERIA
[***]

EXHIBIT D

REIMBURSEMENT FEE SCHEDULE
[***]

EXHIBIT E

DONOR ACCEPTANCE CRITERIA

(See attached document)
[***]